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SunGard Data Systems Inc.

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THIS FILING CONSISTS OF AN ARTICLE FROM AN EMPLOYEE NEWSLETTER REGARDING THE PROPOSED MERGER.

About the Transaction

In connection with the proposed merger, SunGard will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by SunGard at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from SunGard by directing such request to SunGard, Attention: Investor Relations, telephone: (484) 582-5500.

SunGard and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of SunGard’s participants in the solicitation is set forth in SunGard’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.

SunGard Availability Services Monthly Newsletter to Employees

March 31, 2005

Comments of Jim Simmons, Group Chief Executive Officer, SunGard Availability Services

This week’s announcement that SunGard Data Systems is to be acquired by a private equity group is a vote of confidence in our business—a business that’s been built by your hard work and dedication over many years.

Thoughts from the CEO’s Desk

March 2005

This week’s announcement that SunGard Data Systems is to be acquired by a private equity group is a vote of confidence in our business—a business that’s been built by your hard work and dedication over many years.

Though it may seem like a major change, most things will stay the same—such as our mission and management team, locations and, at least until the end of 2006, our benefits and compensation plans. The vast majority of us will not see a change in our day-to-day tasks. But it does provide an opportunity to take a different strategic approach to growing our company than the public markets might allow.

We build our recurring services business by making large, long-term commitments side-by-side with our clients: investing with them to create the best and most affordable solution to meet the increasing demand for information. Our new investors have this very same long-term outlook. As a private company, while quarterly results will still be integral, we’ll also have greater flexibility to invest for the long haul when appropriate in deploying infrastructure and product development.

We had been preparing for change since last October, in anticipation of the previously pending spinoff. In many ways, the new private investment scenario provides the best of both worlds, allowing us to use what we’ve learned in that process, while not having to assume the incremental overhead and reporting costs that would have been incurred in being a standalone public company.

Our mission remains the same, in providing a full range of solutions for our customers-from “always ready” traditional recovery, to “always on” managed services, led by the professional services expertise we’ve built over the past quarter of a century.

After extensive due diligence, some of the brightest financial minds in the industry have recognized something in SunGard that the markets seemingly did not. They see us as a strong, well run business that is positioned to grow. They’re not only recognizing and valuing us for what we are … but also for what we can become.

That recognition is something we should all take pride in. Thank you all for your continued hard work.

- Jim